As filed with the Securities and Exchange Commission on January 17, 2023
Registration No. 333-190122
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________
BROWN-FORMAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-0143150 (I.R.S. Employer Identification No.)
850 Dixie Highway Louisville, Kentucky (Address of Principal Executive Offices)	40210 (Zip Code)
___________
Brown-Forman 2013 Omnibus Compensation Plan
Brown-Forman 2022 Omnibus Compensation Plan
(Full title of the plan)
___________
Jaileah X. Huddleston
Vice President, Associate General Counsel - Regional and Corporate Secretary
850 Dixie Highway
Louisville, Kentucky 40210
(Name and address of agent for service)

(502) 585-1100
(Telephone number, including area code, of agent for service)
___________
With copy to:
Lawton B. Way
McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, Virginia 23219-3916
(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note

Brown-Forman Corporation, a Delaware corporation (“Brown-Forman” or the “Registrant”), previously filed its Registration Statement on Form S-8 (Registration No. 333-190122) with the United States Securities and Exchange Commission (the “SEC”) on July 25, 2013 (the “Registration Statement”) with respect to 13,009,378 shares of the Registrant’s Class A Common Stock or Class B Common Stock, par value $0.15 per share (the “Common Stock”), issuable under the Brown-Forman 2013 Omnibus Compensation Plan (the “2013 Plan”).

On July 28, 2022 (the “Effective Date”), the Registrant’s stockholders approved the Brown-Forman 2022 Omnibus Compensation Plan (the “2022 Plan”). Following the Effective Date, no further awards may be granted pursuant to the 2013 Plan. Pursuant to the terms of the 2022 Plan, 12,412,433 shares of Common Stock that remained unissued and available for grant under the 2013 Plan following the Effective Date (the “Share Reserve”) were carried forward and are now available for issuance under the 2022 Plan. In addition, if any award granted under the 2013 Plan, but which after April 30, 2022, terminates, expires unexercised or is settled for cash, forfeited, or canceled without the delivery of shares of Common Stock under terms of the 2013 Plan, any shares of Common Stock subject to such award shall be added to the Share Reserve (together with the Share Reserve, the “Carried Forward Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-190122) (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and SEC Compliance and Disclosure Interpretation 126.43 to amend the Registration Statement to register the offer of the Carried Forward Shares under the 2022 Plan (as such shares can no longer be issued under the 2013 Plan). For avoidance of doubt, the Registrant is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Brown-Forman has sent or given or will send or give documents containing the information specified by Part I of this Post-Effective Amendment to participants in the 2022 Plan to which this Post-Effective Amendment relates, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Post-Effective Amendment pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference.
The following documents filed by Brown-Forman with the SEC (File No. 001-00123) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and made part of, this Post-Effective Amendment (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with SEC rules):

(i)Brown-Forman’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022 (including portions of Brown-Forman’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 24, 2022);
(ii)Brown-Forman’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2022 and October 31, 2022;
(iii)Brown-Forman’s Current Reports on Form 8-K, filed with the SEC on July 29, 2022 (Items 5.02, 5.07 and 9.01 only), October 12, 2022, November 17, 2022 (Item 5.02 only) and January 5, 2023 (Items 1.01, 2.03, 8.01 and 9.01 only); and
(iv)the description of Brown-Forman’s Class A and Class B Common Stock contained in Exhibit 4.1 to Brown-Forman’s Annual Report on Form 10-K for the fiscal year ended April 30, 2020, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.
All documents that Brown-Forman subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with SEC rules). Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Post-Effective Amendment, except as so modified or superseded.

Item 4.        Description of Securities.
Not applicable.
Item 5.        Interests of Named Experts and Counsel.
Not applicable.
Item 6.        Indemnification of Directors and Officers.
Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents of the corporation (or serving or having served in such positions in another entity at the request of the corporation) if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), provided that in the event of any action or suit by or in the right of the corporation to procure a judgment in its favor, the corporation may indemnify against expenses, including attorneys’ fees, actually and reasonably incurred by such person and except that no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
As permitted by Section 102(b)(7) of the DGCL, Brown-Forman’s Restated Certificate of Incorporation, as amended, provides that a director shall not be personally liable to Brown-Forman or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to Brown-Forman or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
In addition, Brown-Forman's By-laws permit its board of directors to adopt a resolution providing for the indemnification of its officers and directors to the extent authorized by law.
A directors’ and officers’ insurance policy insures Brown-Forman’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions.
Item 7.         Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.
The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i) of the Registrant’s Form 10-Q for the quarter ended July 31, 2012, filed on September 5, 2012 (File No. 002-26821).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on August 9, 2016 (File No. 001-00123).
4.3	By-laws of Registrant, as amended and restated effective May 21, 2020, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on May 27, 2020 (File No. 001-00123).
4.4	Brown-Forman 2013 Omnibus Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on June 27, 2013 (File No. 002-26821)).

4.5	Brown-Forman 2022 Omnibus Compensation Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on June 24, 2022 (File No. 001-00123)).
5.1*	Opinion of McGuireWoods LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).
*    Filed herewith

Item 9.        Undertakings.

(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on January 17, 2023.
BROWN-FORMAN CORPORATION

By: /s/ Lawson E. Whiting
Name: Lawson E. Whiting
Title:    Director, President and Chief Executive Officer

POWER OF ATTORNEY
Know all persons by these presents, each person whose signature appears below hereby constitutes and appoints Leanne D. Cunningham, Matthew E. Hamel and Jaileah X. Huddleston and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement, and to file the same with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Lawson E. Whiting	Director, President and Chief Executive Officer (Principal Executive Officer)	January 17, 2023
Lawson E. Whiting
/s/ Leanne D. Cunningham	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 17, 2023
Leanne D. Cunningham
/s/ Kelli N. Brown	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 17, 2023
Kelli N. Brown
/s/ Campbell P. Brown	Director, Chair of the Board	January 17, 2023
Campbell P. Brown
/s/ Stuart R. Brown	Director	January 17, 2023
Stuart R. Brown

/s/ Mark A. Clouse	Director	January 17, 2023
Mark A. Clouse
/s/ John D. Cook	Director	January 17, 2023
John D. Cook

/s/ Marshall B. Farrer	Director	January 17, 2023
Marshall B. Farrer
/s/ Augusta Brown Holland	Director	January 17, 2023
Augusta Brown Holland
/s/ Michael J. Roney	Director	January 17, 2023
Michael J. Roney
/s/ Jan E. Singer	Director	January 17, 2023
Jan E. Singer
/s/ Tracy L. Skeans	Director	January 17, 2023
Tracy L. Skeans
/s/ Michael A. Todman	Director	January 17, 2023
Michael A. Todman